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                                                                    EXHIBIT 23.1

               Consent of Independent Certified Public Accountants

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Global Imaging Systems, Inc. for the registration of $57,500,000 4% Convertible Senior Subordinated Notes due 2008 (Notes) and 2,406,663 Shares of Common Stock Issuable Upon Conversion of the Notes and to the incorporation by reference therein of our reports dated May 9, 2003 (except for Note 18, as to which the date is June 26, 2003), with respect to the consolidated financial statements and schedule of Global Imaging Systems, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended March 31, 2003, filed with the Securities and Exchange Commission.

                                                  Ernst & Young LLP

Tampa, Florida
August 11, 2003